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    As filed with the Securities and Exchange Commission on March 31, 1998

                                                      Registration No._______


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                             -------------------

                                  Form S-8
                           REGISTRATION STATEMENT
                                    under
                         THE SECURITIES ACT OF 1933

                             -------------------


                           Mid-Coast Bancorp, Inc.
           (Exact name of registrant as specified in its charter)


                Delaware                              10-454232
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)               Identification No.)


                       1768 Atlantic Highway, Box 589
                           Waldoboro, Maine 04572
                               (207) 832-7521
         (Address, including Zip Code, of principal executive offices)

                             -------------------

          Recognition and Retention Plan of Mid-Coast Bancorp, Inc.
                          (Full title of the Plan)

                             -------------------

                            Wesley E. Richardson
              President, Chief Executive Officer and Treasurer
                       1768 Atlantic Highway, Box 589
                           Waldoboro, Maine 04572
                               (207) 832-7521

                                  Copy to:

                          Richard A. Schaberg, Esq.
                           Thacher Proffitt & Wood
                       1500 K Street, N.W., Suite 200
                           Washington, D.C.  20005
                               (202) 347-8400
           (Name and address, including Zip Code, telephone number
                    and area code, of agent for service)

                             -------------------

                       CALCULATION OF REGISTRATION FEE

                                                         Proposed Maximum     Proposed Maximum
                                        Amount to be      Offering Price     Aggregate Offering       Amount of
Title of Securities to be Registered    Registered(1)      Per Share(2)           Price(2)         Registration Fee
------------------------------------    -------------    ----------------    ------------------    ----------------

Common Stock, $1.00 par value           27,621 shares         $39.00             $1,077,219             $318.00

<F1>  Based on the number of shares of common stock of Mid-Coast Bancorp,
      Inc. (the "Company") authorized for awards under the Recognition and Retention Plan of Mid-Coast Bancorp, Inc. ("Plan"). In addition to such shares, this registration statement also covers an undetermined number of common stock of the Company that, by reason of certain events specified in the Plan, may be granted through the application of certain anti-dilution provisions.

<F2>  Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, shares that may be awarded under the Plan in the future are deemed to be offered at $39.00 per share, the closing price of the common stock of the Company on the Nasdaq SmallCap Market on March 27, 1998.


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

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not required to be filed with the Securities and Exchange Commission (the "Commission").


Item 2.  Registrant Information and Employee Plan Annual Information.

         Not required to be filed with the Commission.

         Note:  The document containing the information specified in this
Part I will be sent or given to participants as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended ("Securities Act").


                                   PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents and information heretofore filed with the Commission by the Registrant (File No. 01-18096) are incorporated by reference in this registration statement:

         (1) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997, which was filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act");

         (2) the description of the Registrant's Common Stock (the "Common Stock") contained in Item 1 of the Registrant's Registration Statement on Form 8-A, and any amendments thereto which was filed with the Commission pursuant to the Exchange Act on November 6, 1989;

         (3) the Registrant's Quarterly Report on Form 10-QSB for the quarters ended June 30, 1997, September 30, 1997 and December 31, 1997; and

         (4) the Mid-Coast Bancorp, Inc. Proxy Statement dated June 6, 1997 for the Annual Meeting of Shareholders held on July 16, 1997.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Mid-Coast Bancorp, Inc. will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Wesley E. Richardson, President, Chief Executive Officer and Treasurer, Mid-Coast Bancorp, Inc., 1768 Atlantic Highway, Box 589, Waldoboro, Maine 04572. Telephone requests may be directed to (207) 832-7521.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145, as amended, of the Delaware General Corporation Law ("GCL") and by the Bylaws of the
Registrant.

         Section 145 of the Delaware General Corporation Law ("DGCL") inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, an incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

         Article IX of the Bylaws of the Registrant provides that any person who is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, trustee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, will be indemnified by the Registrant against expenses (including attorneys; fees, judgments, fines , penalties and amount paid in settlement actually or reasonable incurred by him or her if her or she reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action, has not reason to believe his or her conduct was unlawful.

         The indemnitee may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent permissible in the bylaws. The basis of the indemnification shall be that the indemnitee has met the applicable standards of conduct set forth in the bylaws. Notice must be given to the Registrant upon filing of such application to the court.

         The right of indemnification conferred in Article IX of the Bylaws shall not be exclusive of any right which any person may have or hereafter acquire under any statute, agreement, vote of shareholders, disinterested directors, or otherwise.

         Article IX, Section 8 also provides that the Company may purchase and maintain insurance on behalf of any person who is or was director, trustee, employeee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Article IX of the Bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Mid-Coast Bancorp, Inc. pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

     3.1    Certificate of Incorporation of Mid-Coast Bancorp, Inc.
     3.2    By-Laws of Mid-Coast Bancorp, Inc.
     4.1    Recognition and Retention Plan of Mid-Coast Bancorp, Inc.
     4.2 Form of Award Agreement under the Recognition and Retention Plan of Mid-Coast Bancorp, Inc. for Officers and Employees
     4.3 Form of Award Agreement under the Recognition and Retention Plan of Mid-Coast Bancorp, Inc. for Outside Directors
    23.1    Consent of Baker Newman & Noyes, Limited Liability Company

Item 9.  Undertakings.

     A. Rule 415 offering. The undersigned Registrant is a small business issuer registering securities under Rule 415 of the Securities Act, and the undersigned small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment in this registration statement to:

              (iii) Include any additional or changed material distribution on the plan of distribution.

         (2) For the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold during the period.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Waldoboro, State of Maine on the 31st day of March, 1998.

                                    Mid-Coast Bancorp, Inc.
                                    (Registrant)


                                    By: /s/ WESLEY E. RICHARDSON
                                        -------------------------------------
                                        Wesley E. Richardson
                                        President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                          TITLE                      DATE
---------------------------    -------------------------------    ---------------


/s/ WESLEY R. RICHARDSON       President, Chief Executive         March 31, 1998
---------------------------    Officer, Treasurer and Director
    Wesley R. Richardson       (Principal Executive Officer)

/s/ ROBERT E. CARTER, JR.      Vice-President                     March 31, 1998
---------------------------
    Robert E. Carter, Jr.

/s/ WAITE W. WESTON            Director and Chairman              March 31, 1998
---------------------------
    Waite W. Weston

/s/ ROBERT W. SPEAR            Director and Vice Chairman         March 31, 1998
---------------------------
    Robert W. Spear

/s/ SHARON CROWE               Director                           March 31, 1998
---------------------------
    Sharon Crowe

/s/ RONALD E. DOLLOFF          Director                           March 31, 1998
---------------------------
    Ronald E. Dolloff

/s/ SAMUEL COHEN               Director                           March 31, 1998
---------------------------
    Samuel Cohen

/s/ LINCOLN O. ORFF            Director                           March 31, 1998
---------------------------
    Lincoln O. Orff


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